Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2007, relating to the consolidated financial statements and financial statement schedule of Rotech Healthcare Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Rotech Healthcare Inc. and subsidiaries for the year ended December 31, 2006.

/s/    DELOITTE & TOUCHE LLP

Orlando, Florida

June 29, 2007